Exhibit 99.1

PRESS RELEASE

COMPANY	Carl Mostert, CEO
CONTACTS:	John Low, CFO
(858) 625-3000

Ken Sgro
CEOcast, Inc. for Spescom
(212) 732-4300

SPESCOM SOFTWARE COMPLETES PRIVATE PLACEMENT

COMPANY RAISES $605,000 TO ACCELERATE MARKETING INITIATIVES AND FOR
SHORT-TERM WORKING CAPITAL REQUIREMENTS

SAN DIEGO, CA, September 30, 2003– Spescom Software Inc., formerly Altris Software, Inc. (OTCBB: ALTS), a leading provider of integrated document, configuration and records management (iDCR) solutions, announced today that it has completed a private placement with accredited investors, resulting in gross proceeds to the Company of $605,000.  Under the terms of the financing, the Company issued 3,025,000 shares of common stock and warrants, expiring on August 31, 2005, to purchase 1,008,333 shares of common stock at $0.20 per share.

The Company has agreed to use commercially reasonable efforts to file by November 30, 2003 a registration statement with the Securities and Exchange Commission for the resale of the 3,025,000 shares issued in the transaction, as well as the 1,008,333 shares issuable under the warrants.

 “This funding enables the Company to address its anticipated short-term working capital requirements and initiate certain marketing activities,” said Carl Mostert, CEO of Spescom Software.  “The Company’s plan is to further expand its sales and marketing activities in an effort to an enhance the Company’s pipeline of opportunities and deepen its customer base.”

In connection with the transaction an investment consulting firm received a vested three year option to purchase one million shares of the Company’s common stock at $0.22 per share.

About Spescom Software Inc.

Spescom Software (OTC BB: ALTS) delivers enterprise eBusiness solutions that provide rapid access to accurate information in context to assets, products and processes, resulting in improved customer satisfaction, productivity and safety.  It achieves this through a tightly integrated suite of document, configuration and records management technologies that not only allows it to capture and securely store information, but also organizes and structures this information to place it in context.

Key customers include Ocean Energy, Continental Express, AmerenUE, City of Winston-Salem, United Space Alliance, Eastern Municipal Water District, Entergy, Northeast Utilities, London Underground, Network Rail (Railtrack), and many others.

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

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